UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 9, 2023

OCCIDENTAL PETROLEUM CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	1-09210	95-4035997
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Greenway Plaza, Suite 110 Houston, Texas	77046
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (713) 215-7000
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.20 par value	OXY	New York Stock Exchange
Warrants to Purchase Common Stock, $0.20 par value	OXY WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 9, 2023, Robert Peterson, 52, was appointed Executive Vice President, Essential Chemistry, of Occidental Chemical Corporation (“OxyChem”). In this role, Mr. Peterson will have executive oversight for OxyChem, as well as operational readiness for Occidental Petroleum Corporation’s first Direct Air Capture (“DAC”) facility, Stratos, and subsequent DAC plants. Mr. Peterson’s organization will also provide early support and capability for the operation and maintenance of other Occidental Low Carbon Ventures projects that link with OxyChem’s core competencies. Mr. Peterson’s depth of engineering, operational and financial leadership make him uniquely prepared to provide vision, capability and success in this new leadership role. Mr. Peterson remains Senior Vice President of Occidental Petroleum Corporation (the “Company”).
Prior to transitioning to his new role, Mr. Peterson served as Chief Financial Officer of the Company since April of 2020. Prior to that, Mr. Peterson served as Senior Vice President, Permian EOR, Occidental Oil and Gas from September 2019 to April 2020; Vice President, Permian Strategy, Occidental Oil and Gas from December 2018 to September 2019; Director, Permian EOR Business Area, Occidental Oil and Gas from September 2017 to December 2018; and President of OxyChem from August 2014 to September 2017. Mr. Peterson joined OxyChem in 1996. He holds a Bachelor’s degree in Mechanical Engineering and a Master of Business Administration in Corporate Finance from the University of Florida.
Sunil Mathew, 53, was appointed Senior Vice President and Chief Financial Officer of the Company effective as of August 9, 2023.
Mr. Mathew has 25 years of experience in the oil and gas industry. He most recently served as Vice President Strategic Planning, Analysis and Business Development since April 2020 where he directed the Company’s planning and global business development functions and supported management in the development of short and long-term plans, annual capital allocation and business unit-performance tracking. He was instrumental in completing the Company’s large-scale divestiture program of approximately $10 billion that was announced after the Anadarko acquisition. Prior to that, Mr. Mathew was Vice President, Strategic Planning and Analysis of the Company since 2014.
Mr. Mathew joined the Company in 2004 and has held positions of increasing responsibility with the planning group in Qatar and the Corporate Planning and Analysis function in Los Angeles and Houston. Prior to joining the Company, he worked for Schlumberger in the Middle East and Asia. Mr. Mathew holds a Bachelor’s degree in Electronics Engineering from Manipal Institute of Technology, India, and an MBA from T.A. Pai Management Institute, India.
In connection with Mr. Mathew’s appointment to Senior Vice President and Chief Financial Officer, his base salary was increased to $700,000 per year effective on or about August 9, 2023.
Neither Mr. Peterson nor Mr. Mathew has any family relationships with any director, executive officer or person nominated or chosen to become a director or executive officer of the Company, and there are no arrangements or understandings between either of them and any other person pursuant to which Mr. Mathew was appointed as an officer of the Company. There are no related party transactions involving Mr. Peterson or Mr. Mathew that are reportable under Item 404(a) of Regulation S-K.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 9, 2023	OCCIDENTAL PETROLEUM CORPORATION

	By:	/s/ Nicole E. Clark
	Name:	Nicole E. Clark
	Title:	Vice President, Corporate Secretary and Chief Compliance Officer